Exhibit 10.18

CONFIDENTIAL TREATMENT REQUESTED BY PACIFIC ENTERTAINMENT CORPORATION

DISTRIBUTION AGREEMENT

THIS AGREEMENT ("Agreement") is effective as of November 17, 2009 and is entered into between Pacific Entertainment Corporation, located at 5820 Oberlin Drive, Suite 203, San Diego, CA  92121 (“PEC”) and Global Access Entertainment, Inc., a Florida corporation with its principal office at 205 N.W. 3rd Ave. Hallandale, FL 33009 (“Licensor”).   All capitalized terms (other than paragraph headings) are defined as set forth herein.

1.
Grant of Rights.  Licensor hereby grants exclusively to PEC, throughout the Territory and during the Term, the Rights Granted in all languages in and to all of Licensor’s existing audio and video products including those listed on attached Schedule A and all future audio and video programming produced by or acquired by Licensor, (collectively, the “Videos”) including all elements and versions of all of the foregoing.

2.
Additional Materials. Licensor will provide to PEC all such additional materials, fully cleared and authorized by Licensor for PEC’s unrestricted use and exploitation hereunder, as PEC may require for the preparation, distribution and exploitation of each Video hereunder, including without limitation all supplemental footage and materials related thereto that are owned or controlled by, and/or available to, Licensor.  Each Video will be deemed to include any and all such materials provided by Licensor to PEC and any and all materials created or obtained by PEC for purposes of exploiting any or all of the Rights Granted.

3.
Territory.   “Territory” means (a) with respect to all of the Rights Granted other than Digital: (i) the United States and Canada and their territories, possessions and commonwealths and (b) with respect to Digital rights, the entire world.

4.
License Term; Term.   The “License Term” of this Agreement will commence on the date of this Agreement and will have an initial term of three (3) year, and thereafter shall continue until terminated by either party upon ninety (90) days written notice to the other party.  There will be a one (1) year sell-off period (“Sell-Off Period”) following the expiration of the License Term during which PEC will have the right to continue to market, distribute and account for all previously manufactured Videograms remaining in inventory.  The License Term and Sell-Off Period are collectively referred to herein as the “Term.”

5.	Rights Granted. The “Rights Granted” shall mean the following, under copyright and otherwise:

(a)
"Videogram Rights": the exclusive right to design, manufacture, produce, distribute, lease, rent, exhibit, promote, market, advertise, publicize and in all manner and form exploit each Video and all elements thereof, and to authorize others to do all of the foregoing, by means of and in connection with “Videograms,” which for purposes hereof includes without limitation videocassettes, videodiscs, videotapes, DVDs, High-Definition DVDs ("HD-DVD"), Blu-ray discs (“BD”), Universal Media Disc ("UMD"), DVD-ROM and all other hard carrier devices now known or hereafter devised and designed to be used in conjunction with a personal reproduction, player or viewing apparatus which causes a visual image (whether or not synchronized with sound) to be seen on a screen, display or device, e.g., a television receiver, computer display, hand-held device or any other screen, display or device now known or hereafter devised, which Videograms also include menus, other navigational designs and elements and such other materials (e.g., "bonus" materials) as PEC determines in its sole discretion.  Videogram rights shall include the right to distribute Videograms through Internet-based retailers (e.g., Amazon.com and Walmart.com), and to perform and exhibit (via downloading or streaming) short clips of the Videograms for purposes of marketing and selling hard-carrier devices.

[***] Information has been omitted and filed separately with the Securities & Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED BY PACIFIC ENTERTAINMENT CORPORATION

(b)
"Digital Rights":  the exclusive right to distribute, lease, rent, exhibit, promote, market, advertise, publicize and/or otherwise exploit each Video and/or any elements thereof, and to authorize others to do all of the foregoing, by and in connection with any and all means of dissemination to members of the public via the internet, "World Wide Web" or any other form of digital, wireless and/or electronic transmission now known or hereafter devised, including without limitation streaming, downloadable and/or other non-tangible delivery to fixed and mobile platforms including without limitation personal and other computers, cell phones, personal and other communication devices, personal and other digital devices, personal and other music, video and/or other audiovisual recorders and/or players, and/or via "podcast" and/or via all other personal, digital, mobile and other devices, platforms and services whether now known or hereafter devised.

(d)	“Incidental Rights”: the usual and customary incidental rights in connection with each Video.

6.
Gross Sales; Net Sales.  With respect to each Video, “Gross Sales” means the total number of Videos actually sold by PEC in a calendar quarter during the Term resulting from the exploitation of the Rights Granted hereunder for which PEC has collected payment; and “Net Sales” means Gross Sales less all of the following: (a) a reserve for returns in an amount (“Return Reserve”) equal to twenty percent (20%) of Gross Sales that will constitute returns for such Video, provided that each addition to the Return Reserve will be liquidated within nine (9) months of its establishment and such liquidated Return Reserves in excess of actual returns will be added back to Net Sales; and (b) Actual returns in excess of the Return Reserve.

7.
Payment to Licensor.  Within thirty (30) days after the end of a calendar quarter, PEC shall render or cause to be rendered to Licensor quarterly accounting statements as provided for in Paragraph 15 and shall pay Licensor, after PEC has fully recouped all insurance expenses, an amount equal to [***] multiplied by the Net Sales for that calendar quarter. By way of example, if during the first quarter of 2010 (January 1 – March 31, 2010), PEC’s Net Sales is 100,000 units then no later than May 31, 2010 PEC shall pay Licensor [***] (subject to adjustment upwards or downwards depending on the Actual Returns and downwards for insurance expenses).  PEC makes no representation or warranty that any Videos will generate any Gross Sales or Net Sales.

8.	Left Intentionally Blank.

9.	Delivery; Other Licensor Obligations.

(a)
With respect to each Video, “Delivery” means complete delivery and acceptance, in PEC’s sole discretion, of all of the delivery materials (“Delivery Materials”) set forth in Schedule B attached hereto and incorporated herein.  Licensor shall make complete Delivery of the Delivery Materials to PEC or such other place as PEC designates, at Licensor’s sole cost and expense, no later than five (5) months prior to PEC’s anticipated initial release date (“Release Date”) of such Video in the Territory in any medium provided under this Agreement (“Delivery Date”).  Acceptance by PEC of less than all of the Delivery Materials shall not be construed as a waiver by PEC of any or all of Licensor’s obligations to deliver any Delivery Materials hereunder.  Time is of the essence of this Agreement with respect to Licensor’s Delivery on or before each respective Delivery Date.

(b)
Licensor will be solely responsible for all third party clearances, all residual costs and all royalties payable to third parties, including all music clearance costs, guild and union residuals and other payments, and all third party profit participations and other contingent compensation associated with each Video.

(c)
Licensor will inform PEC in writing, no later than the Delivery Date of any Video, of any restrictions on the use of any of the Delivery Materials for such Video, including without limitation clips and footage for use in PEC’s advertising and marketing campaign and the use of the names, likenesses and biographies of all persons appearing in and/or connected with such Video.

[***] Information has been omitted and filed separately with the Securities & Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

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CONFIDENTIAL TREATMENT REQUESTED BY PACIFIC ENTERTAINMENT CORPORATION

10.
Licensor Approval.  Licensor will provide finished artwork.  Licensee will have the right to edit or change artwork per Licensor’s approval of any and all changes.  Licensor will have approval, which shall not be unreasonably withheld, over any packaging for the Video and related artwork prior to any distribution, sale or publication thereof by PEC hereunder.  Any packaging and/or related artwork submitted to Licensor by PEC and not approved or disapproved within five (5) days after receipt by Licensor shall be deemed approved.

11.
Promotional Units. Licensor shall be entitled to purchase from PEC Videograms of the Videos at a price equal to PEC’s wholesale price in aggregate quantities not to exceed two hundred-fifty (250) Videogram units per year of the Term unless larger quantities are approved in writing by PEC, to be used only for internal sales and promotions by Licensor approved in writing by PEC.

12.
Exclusivity.  Licensor represents and warrants that it is has not prior to the date hereof licensed, nor authorized any other party to sell, license or exploit, any of the Rights Granted, nor will it do or authorize same in the Territory during the Term.

13.
Credits.  PEC will use the credit block provided by Licensor on the prints, posters, packaging box and advertising materials for each Video.  PEC will not alter the copyright notice on a Video, provided that PEC may add its and/or its affiliates’, licensees’ and/or sublicensees’ logos, copyright notice for package design and distribution notice on prints, Videograms, packaging and advertising materials for each Video.  PEC will notify its licensees of the aforementioned credit provisions.  No casual or inadvertent failure to accord credits as set forth hereunder will be deemed a breach of this Agreement by PEC. Upon PEC’s receipt of written notice from Licensor specifying a breach of the foregoing credit provisions, PEC will use its best efforts to cure such breach on any materials manufactured or prepared after receipt of such notice; but PEC will not be required to replace any existing inventory of Videograms or other materials.

14.	Insurance. Left Intentionally Blank.

15.	Accounting Statements; Payments; Finality. With respect to each Video:

(a)
During the License Term and the Sell-Off period, PEC will render or cause to be rendered to Licensor quarterly accounting statements (each such quarter, an “Accounting Period” and each such statement, an “Accounting Statement”) within thirty (30) days after the last day of the applicable Accounting Period with each Accounting Statement providing a detailed statement of all orders listing the number of units sold and payments received regarding Videos covered by this Agreement; provided, however, that no Accounting Statement need be rendered for any Accounting Period in which no Gross Sales are made, and no check for payment need be issued for any Accounting Period in which monies due to Licensor equal less than One Hundred Dollars ($100).  Monies payable to Licensor hereunder with respect to each Accounting Period will be paid within thirty (30) days after the rendering of the Accounting Statement with respect to such accounting period.

(b)
Licensor will be deemed to have consented to all Accounting Statements rendered by PEC or its assignees, licensees or successors, and all Accounting Statements will be binding upon Licensor and will be deemed an account stated and not subject to any objection by Licensor for any reason, unless specific written objection to such Accounting Statement is received by PEC within one (1) year from the date such Accounting Statement was rendered or, if an audit is commenced prior thereto pursuant to subparagraph (d) below, within ninety (90) days after the completion of the applicable audit.  In the event that Licensor makes a timely written objection to an Accounting Statement, Licensor will have one (1) year from the date of such written objection to bring suit; thereafter, Licensor will be deemed to have finally and conclusively waived such objection.

[***] Information has been omitted and filed separately with the Securities & Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

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CONFIDENTIAL TREATMENT REQUESTED BY PACIFIC ENTERTAINMENT CORPORATION

(c)
If PEC makes any overpayment to Licensor for any reason, or if Licensor is indebted to PEC for any reason, Licensor shall pay PEC such overpayment or indebtedness on written demand, or at PEC’s election, PEC may deduct and retain for its own account an amount equal to any such overpayment or indebtedness from any sums that may become due or payable by PEC to Licensor or for the account of Licensor.

(d)	During the License Term, PEC will email Licensor copies of all purchase orders PEC submits to replicators for the replication of the Videos.

16.
Distribution and Exploitation. PEC will have the right, as it may determine in its sole discretion, (i) to determine the suggested retail price of Videogram units of each Video, (ii) to determine the parties, consideration and all other terms and conditions of any agreement entered into by PEC for the exploitation of the Rights Granted; (iii) to settle any claim with respect to any such agreement or the Rights Granted; and (iv) to distribute free or promotional Videograms and to erase or destroy Videogram.

17.
Representations and Warranties. Licensor hereby represents and warrants that: (i) Licensor is a corporation organized and existing under the laws of the state of Florida, with its principal place of business in the state of Florida; (ii) Licensor has the full right, power, and authority to enter into and perform this Agreement and to grant exclusively to PEC hereunder all of the Rights Granted, and that Licensor will solely control throughout the Territory during the Term all of the Rights Granted in and to each Video and all elements thereof, including without limitation all performance, distribution, exhibition, advertising and all other rights therein; (iii) No claim has been made that Licensor does not or may not have any of the Rights Granted, and there is not now valid or outstanding, and Licensor will not hereafter grant, any right in connection with any Video which is or would be adverse to, or inconsistent with, or impair, the Rights Granted; no portion of any Video has been taken from any other work and there has been no claim that any Video violates, conflicts with, or infringes upon, and no Video violates, conflicts with or infringes upon, any rights whatsoever including without limitation any copyright, common law or statutory right anywhere in the world; any right of publication, performance, or any other right in any work; nor does any Video constitute or contain any libel, slander, invasion of privacy or defamation of any person, or entity; neither any Video nor any elements thereof are the subject of any third party claim; and each Video and all elements thereof and all Delivery Materials will be fully cleared by Licensor for all distribution and uses set forth herein, and no payments will be required to be made by PEC to any third party in connection with the exploitation of the Video hereunder (or, if any such payments are required, Licensor will be solely responsible therefor and indemnify and hold harmless PEC in connection therewith); and (iv) The main and end titles, credit block and all publicity, promotion, advertising and packaging information and materials with respect to each Video will (a) contain all necessary and proper credits for the actors, directors, writers and all other persons appearing in or connected with the production of each Video who are entitled to receive such credit, and (b) fully comply with all applicable contractual, guild, union and statutory requirements and agreements.

18.
Indemnities.  Licensor will defend, indemnify and hold harmless PEC, any parent, affiliate, distributor, customers, licensee or assignee of PEC, and its and their respective owners, shareholders, members, managers, officers, directors, employees and agents from and against all third-party claims, losses, liabilities, actions, judgments, costs and expenses of any kind (including without limitation outside attorneys' fees and costs) (collectively, “Claims”) arising out of or in connection with (a) any exploitation of the Rights Granted or any other rights hereunder, (b) the contents of any Video, (c) any other material of any kind supplied by Licensor hereunder, (d) any illegal act committed by Licensor in connection with any Video, or (e) any breach by Licensor of any representation, warranty or agreement set forth in this Agreement.  In addition, if requested by PEC, Licensor shall provide indemnification letters to customers of PEC, in form and substance satisfactory to PEC and covering Claims arising out of or in connection with (a) any exploitation of the Rights Granted or any other rights hereunder, (b) the contents of any Video, (c) any other material of any kind supplied by Licensor hereunder, (d) any illegal act committed by Licensor in connection with any Video, or (e) any breach by Licensor of any representation, warranty or agreement set forth in this Agreement.  PEC will defend, indemnify and hold harmless Licensor, any parent, affiliate, distributor, licensee or assignee of Licensor, and its and their respective owners, shareholders, members, managers, officers, directors, employees and agents from and against all Claims, arising out of or in connection with (x) any illegal act committed by PEC in connection with any Video, or (y) any breach by PEC of any representation, warranty or agreement set forth in this Agreement.

[***] Information has been omitted and filed separately with the Securities & Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

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CONFIDENTIAL TREATMENT REQUESTED BY PACIFIC ENTERTAINMENT CORPORATION

19.
Remedies; Cure Period.  In the event of any breach of this Agreement by PEC, Licensor’s sole remedy will be an action for money damages at law.  Licensor expressly waives any and all equitable rights Licensor may have hereunder and in no event will Licensor have any right to enjoin, rescind, or otherwise interfere with the distribution, advertising, marketing, publicity and/or any other exploitation by PEC of any Videos or any of the Rights Granted hereunder.  Licensor expressly waives any right to terminate the Rights Granted hereunder.  No failure by either party to fulfill any of its obligations hereunder will constitute a breach of this Agreement by such party unless and until the non-breaching party has provided the breaching party with written notice specifying such failure(s) and the breaching party has failed to cure such breach within thirty (30) days after receipt of such notice; provided, however, that the foregoing cure period will not apply (and there will be no cure period with respect to) Licensor's Delivery obligations.

20.
Intellectual Property.   The parties acknowledge and agree that in connection with all of the Videos, (i) the Rights Granted hereunder are fundamentally in the nature of "intellectual property" as defined in the Title 11 of the United States Code entitled "Bankruptcy," as now or hereafter in effect, or any successor statute (the "Bankruptcy Code"); and (ii) that PEC 's continued enjoyment of all of the Rights Granted is of the essence of this Agreement and fundamental to the rights granted hereunder; and therefore all of the Rights Granted shall be deemed intellectual property subject to PEC’ election under Section 365(n)(1)(B) of the Bankruptcy Code.  The parties further agree that upon any election by PEC pursuant to Section 365(n)(1)(B) of the Bankruptcy Code, PEC shall be entitled, on its own or through employees, contractors, agents or otherwise, to upgrade, modify and develop derivative works based upon the Rights Granted.

21.
Dispute Resolution.   All disputes arising under this Agreement that cannot be resolved informally will be submitted for binding arbitration before a single arbitrator (who shall have experience in the entertainment industry) in San Diego, California pursuant to the rules of the Judicial Arbitration and Mediation Service (JAMS.)  The fees of the arbitrator shall be split between both Parties equally.  The prevailing Party shall be entitled to recover reasonable attorneys’ fees and costs.  Judgment on the award rendered by the arbitrator may be entered in any court in San Diego County, California and the parties agree to submit to the jurisdiction of such courts for the purposes of such enforcement action.  The Parties agree that this Paragraph shall survive the termination of this Agreement.  The award of the arbitrator will be final and binding and may be entered for judgment in any court of competent jurisdiction in San Diego County.  Any dispute or portion thereof, or any claim for a particular form of relief (not otherwise precluded by any other provision of this Agreement) that may not be arbitrated pursuant to applicable state or federal law may be heard only in a court of competent jurisdiction in San Diego County.  The parties shall each bear their own respective costs and attorney’s fees.

22.
Notices.  All notices, accountings, payments and any other document that either of the parties is required or may desire to serve upon the other party ("Notices") must be in writing and shall be deemed to have been duly given or made: (a) if sent by personal delivery, on the day it is delivered; (b) if sent by registered or certified mail, postage prepaid and return receipt requested, on the fifth day after depositing in the mail; (c) if sent by a nationally-recognized overnight or express courier, all postage and other charges prepaid, on the next business day after it is sent; or (d) if sent by facsimile or email, when received, but in any event not later than the next business day immediately after the date of transmission, provided however that, unless receipt of a facsimile or email notice is acknowledged in writing by the recipient, notice sent by facsimile or email shall require a follow-up notice by personal delivery, registered or certified mail or overnight courier within twenty-four (24) hours after the facsimile or email transmission.  Notices to PEC will be sent to PEC at 5820 Oberlin Drive, Suite 203, San Diego, CA  92121, Attention: Mike Meader; and Notices to Licensor will be sent to Licensor's address set forth on the first page of this Agreement; or to such other address that one party may hereafter designate in writing to the other.

[***] Information has been omitted and filed separately with the Securities & Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

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23.
Assignment.  This Agreement will be binding upon and will inure to the benefit of the parties and their respective successors and permitted assigns.  Licensor may not assign this Agreement or any of its rights or obligations hereunder, any such assignment shall be null and void.

24.
Confidentiality. Licensor and PEC each acknowledges that the terms and conditions of this Agreement and all information and data provided by each party to the other pursuant to this Agreement (collectively, “Confidential Information”) are confidential.  Each of Licensor and PEC agrees that it will not use Confidential Information for any purpose other than in connection with the performance of its obligations or the exercise of its rights under this Agreement, or disclose Confidential Information to any person other than its officers, employees, agents, representatives, attorneys, accountants, financiers, banks, distributors, wholesalers, retailers, exhibitors, licensees and permitted assignees on a need-to-know basis only, or unless required by law, subpoena or court order to disclose same.  Neither party will issue any press release or public announcement which mentions the actual terms of this Agreement or the Videos without the prior written approval of the other party; provided however that either party may make public statements without the other party’s consent regarding the fact that it has a business relationship with the other party and that PEC distributes Licensor’s Videos.

25.
Entire Agreement.   This Agreement is the complete and final agreement between the parties with respect to the subject matter hereof.  This Agreement does not evidence or constitute a partnership, joint venture, partnership/agent or other fiduciary relationship between them. This Agreement will be construed in all respects in accordance with the laws of the State of California applicable to agreements entered into and to be wholly performed therein.  This Agreement may not be changed or modified, or any covenant or provision hereof waived, except by an agreement in writing.  Paragraph headings are used in this Agreement for convenience only, and will not be used to interpret or construe the provisions of this Agreement.  No delay in enforcing any right under this Agreement will constitute a waiver of such right.

ACCEPTED AND AGREED:

Global Access Entertainment, Inc. (“Licensor”)

By:	/s/ Mike Rubin
Its:	President

Pacific Entertainment Corporation (“PEC”)

By:	/s/ Michael Meader
Its:	President

[***] Information has been omitted and filed separately with the Securities & Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

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CONFIDENTIAL TREATMENT REQUESTED BY PACIFIC ENTERTAINMENT CORPORATION

SCHEDULE A
List of Videos

I.  Videograms

[LIST VIDEO TITLES]

SCHEDULE B

DELIVERY MATERIALS

The Delivery Materials listed below for each Video are to be delivered at Licensor’s sole cost and expense to PEC, Attention: Controller, or to such other person as PEC may designate.

A.
Credit Block (i.e. complete and accurate written statement of all screen and advertising credit obligations and any and all likeness restrictions, together with a layout of the proposed advertising credits and photostatic copies of excerpts from all agreements defining and describing both the form and nature of the required credits (including any tie-in obligations) and any restrictions as to the use of name and likeness.

B.	Copyright notice in the form to be included on all advertising and packaging of the Video.

C.	At PEC's request, copies of any other agreements entered into in connection with the Video.

D.	Replication DLT’s of quality acceptable to PEC, but in no event less than industry standard quality.

E.	Free access to foreign language masters, if and when created.

F.	Press kit information, if any

G.	All key art and title treatments used in all previously existing marketing materials for the Videos, to be delivered on CD. ( i.e. Art work elements )

H.	All logos for all production, financing, or other entities contractually entitled to receive a logo credit in connection with the Video.

I.	All other available advertising and marketing materials including one-sheets, sell sheets and advertising art elements.

[***] Information has been omitted and filed separately with the Securities & Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

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